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                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Crain Industries, Inc.:

We have audited the accompanying balance sheet of Crain Industries, Inc. (an Arkansas corporation) as of August 25,1995, and the statements of income, stockholder's equity, and cash flows for the years ended August 25, 1995, and August 26, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on audits,

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crain Industries, Inc. as of August 25, 1995, and the results of its operations and its cash flows for the years ended August 25,1995, and August 26,1994, in conformity with generally accepted accounting principles.


                                        /s/ Arthur Andersen LLP


Dallas Texas,
    November 28, 1995